Exhibit 99.1

InspireMD Announces Closing of Public Offering

BOSTON, MA – March 21, 2016 – InspireMD, Inc. (“InspireMD” or the “Company”) (NYSE MKT: NSPR), a leader in embolic protection systems (“EPS”), today announced the closing of an underwritten public offering of 1,900,000 shares of its common stock and warrants to purchase up to 950,000 shares of common stock (the “Public Offering”). The common stock was sold at a price of $0.59 per share, and each purchaser received a warrant to purchase one half of one share of common stock for each share of common stock that it purchased. The warrants are exercisable immediately and have a term of exercise of five years from the date of issuance and an exercise price of $0.59 per full share of common stock. Dawson James Securities, Inc. served as the sole bookrunner for the Public Offering.

The Company received gross proceeds from the Public Offering of approximately $1.12 million, before deducting the applicable underwriting discount and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds from the Public Offering to conduct sales activities related to CGuard™ EPS™, and MGuard Prime™ EPS, and for general corporate purposes.

The securities sold in the Public Offering described above were offered pursuant to a shelf registration statement on Form S-3 which was filed with the Securities and Exchange Commission ("SEC") and was declared effective on November 27, 2013. A prospectus supplement relating to the Public Offering was filed with the SEC on March 16, 2016. Copies of the prospectus supplement and accompanying prospectus relating to the Public Offering may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, mmaclaren@dawsonjames.com or toll free at 866.928.0928.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard® with MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

Phone: 1-888-776-6804

Email: craigs@inspiremd.com